EXHIBIT 99.1

December 10, 2004

TO: Directors and Section 16 Officers of

JPMorgan Chase & Co.

FROM: Anthony J. Horan

Notice of Blackout Period for 401(k) Savings Plan

  This notice is required pursuant to the Sarbanes-Oxley Act

  You may not conduct transactions in JPMC equity securities during a "blackout period" described below that we expect to begin December 28, 2004 and end January 6, 2005, except that you may make gifts during this period.

  You are in any event subject to the JPMC window policy that restricts your ability to conduct transactions in JPMC securities except during window periods. The window is now closed and the next window period is scheduled for the period January 20, 2005 through and including February 15, 2005.

This is to notify you of an upcoming blackout period under the JPMorgan Chase & Co. 401(k) Savings Plan. During this trading blackout, your ability to conduct transactions in JPMC equity securities will be limited. We expect the blackout period to begin December 28, 2004 and end January 6, 2005.

The blackout period will allow the Firm to replace the heritage JPMC and Bank One 401(k) plans with the new JPMorgan Chase 401(k) Savings Plan (the "401(k) Plan"). During the blackout period, participants will be unable to direct investments or change the assets held in their plan accounts or obtain a loan, withdrawal or distribution from the 401(k) Plan. Participants in the heritage plans have already been notified of the blackout period.

In addition, because the 401(k) Plan offers JPMC common stock as an investment option, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 JPMC directors and Section 16 officers are not permitted to trade in JPMC equity securities while 401(k) Plan participants are unable to transact in the 401(k) Plan. This means that except as provided in the next paragraph, during the blackout period you may not directly or indirectly purchase, sell, or otherwise acquire or transfer any JPMC equity securities (including the exercise of any options or the sale of any restricted stock). This prohibition applies to JPMC equity securities you hold both inside and outside the 401(k) Plan.

Gifts, dividend reinvestments under a dividend reinvestment plan and trading pursuant to a 10b5-1 trading plan are exempt from this prohibition.

Please note that the restrictions described in this notice are in addition to the normal restrictions on trading activity that JPMC imposes on directors and executive officers. In particular, you continue to be subject to the window period policy which prohibits most transactions until the next window period and to the pre-clearance requirements prior to any transaction in JPMC securities.

If you have any questions with respect to this notice, please contact me at (212) 270-7122.

Anthony J. Horan, Corporate Secretary

JPMorgan Chase & Co.

270 Park Avenue

New York, NY 10017